Exhibit 99.1

 Gran Tierra Energy Announces Second Quarter 2009 Results

Record Quarterly Production of 12,611 Barrels of Oil Per Day Attained

CALGARY, Alberta, August 10, 2009, Gran Tierra Energy Inc. (NYSE Amex: GTE, TSX: GTE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter ended June 30, 2009.  All dollar amounts are in United States dollars unless otherwise indicated.

Key facts about the quarter:

•	271% increase in production to 12,611 barrels of oil per day (BOPD) net after royalty (NAR) for the quarter ended June 30, 2009, compared with 3,399 BOPD NAR for the same period in 2008;

•	Net loss for the quarter ended June 30, 2009 was $28.2 million and includes a foreign exchange loss of $33.7 million, of which $31.0 million was an unrealized foreign exchange loss;

•	Funds flow from operations for the quarter ended June 30, 2009 was $36.0 million as compared to $17.9 million for the same period in 2008 (see table below);

•	Cash and cash equivalents of $146.5 million at June 30, 2009;

•	Gran Tierra Energy continues to be debt free;

•	Ecopetrol’s oil pipeline in Southern Colombia was disrupted between June 7 and June 20: consolidated production averaged 2,963 BOPD NAR during this period;

•	Three new highly prospective exploration contracts signed for a total of 235,264 acres in Putumayo Basin of Southern Colombia with 100% working interest; and

•	Costayaco–8 logging demonstrates that reservoirs lie completely within the field’s oil column; subsequent testing produced 2,640 BOPD from the lower reservoir and 2,211 BOPD from the upper reservoir.

“During the second quarter we executed our exploration and development program, grew production to record levels, and generated strong cash flow from operations,” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “Non-cash depletion, depreciation and accretion expenses of $32.7 million and unrealized foreign exchange losses of $31.0 million, contributed to our net loss for the quarter of $28.2 million.  However, our funds flow from operations was $36.0 million in the second quarter and our underlying asset base remains strong.  We believe we have successfully positioned ourselves to generate the cash necessary to fund future growth and allow us to fund our ongoing development and exploration program, including fourteen exploration wells in Colombia and Peru beginning in late 2009 and continuing through 2010.  Our balance sheet remains very strong, and we expect that our capital expenditure program for the next twelve months will be more than fully funded from cash flow and cash on hand.”

Production Review
	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	1,213,251	91,444	1,304,695	326,845	55,247	382,092
Royalties	(155,966)	(11,089)	(167,055)	(55,052)	(6,630)	(61,682)
Inventory Adjustment	1,257	8,698	9,955	(13,130)	2,089	(11,041)
Production (NAR)	1,058,542	89,053	1,147,595	258,663	50,706	309,369
Barrels of Oil Per Day (BOPD) (NAR)	11,632	979	12,611	2,842	557	3,399

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	2,191,556	198,609	2,390,165	583,764	112,359	696,123
Royalties	(281,022)	(24,451)	(305,473)	(95,460)	(13,483)	(108,943)
Inventory Adjustment	1,730	(1,328)	402	(14,304)	(4,785)	(19,089)
Production (NAR)	1,912,264	172,830	2,085,094	474,000	94,091	568,091
BOPD (NAR)	10,565	955	11,520	2,604	517	3,121

Financial Review
	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
(Thousands of U.S. Dollars)
Revenue and Interest	$58,511	$33,144	77	$92,076	$53,963	71
Net income (loss)	$(28,200)	$8,526	(431)	$(14,068)	$13,202	(207)

(US Dollars per Share)
Net Income (Loss) Per Share - Basic	$(0.12)	$0.08	(250)	$(0.06)	$0.13	(146)
Net Income (Loss) Per Share - Diluted	$(0.12)	$0.07	(271)	$(0.06)	$0.11	(155)

Funds flow from operations reconciled to net income (loss) is as follows:

Funds flow From Operations - Non-GAAP Measure (1)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
(Thousands of U.S. Dollars)

Net income (loss)	$(28,200)	$8,526	$(14,068)	$13,202
Adjustments to reconcile net income to net cash (used in) provided by operating activities

Depletion, depreciation and accretion	32,691	5,400	60,220	8,464

Deferred taxes	(971)	(1,487)	(4,953)	(866)

Stock-based compensation	1,160	399	2,285	847
Unrealized loss on financial instruments	284	5,077	371	5,770

Unrealized foreign exchange loss	31,007	-	12,709	-

Funds flows from operations	$35,971	$17,915	$56,564	$27,417

(1) Gran Tierra Energy has disclosed a non-GAAP measure “funds flow from operations” in this press release which does not have any standardized meaning prescribed under GAAP. Management uses this financial measure to analyze operating performance and the income (loss) generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income (loss) or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is based on net income (loss) adjusted for depletion, depreciation and accretion, deferred taxes, stock based compensation, unrealized loss (gain) on financial instruments and unrealized foreign exchange losses (gains).

Second Quarter 2009 Financial Highlights:

Revenue and interest increased by 77% to $58.5 million for the three months ended June 30, 2009 compared with $33.1 million for the same period in 2008. For the six months ended June 30, 2009 revenue and interest increased by 71% to $92.1 million compared with $54.0 million for the same period the previous year.  While partially offset by the effect of lower oil prices, increased revenue this quarter was the result of a 271% increase in production, primarily due to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia, and the addition of production from Solana Resources’ interests in Colombia following the acquisition on November 14, 2008.  The average price received per barrel of oil in the second quarter of 2009 decreased 52% to $50.79 per barrel from $106.80 per barrel in the second quarter of 2008.

Operating expenses increased by 138% to $8.9 million for the quarter ended June 30, 2009 compared with $3.7 million for the same quarter in 2008.  On a per barrel basis, operating expenses for the second quarter of 2009 declined by 36% to $7.74 per barrel compared with $12.04 per barrel for the same period in 2008.  For the six months ended June 30, 2009, operating expenses increased by 155% to $16.0 million compared with $6.3 million for the same period in 2008.  On a per barrel basis, operating expenses for the first half of 2009 declined by 30% to $7.66 per barrel compared with $11.01 per barrel in the first half of 2008.  Per barrel operating expenses in both periods of 2009 were lower due to high production wells and increases in operational efficiency.

Depletion, depreciation and accretion expenses (DD&A) for the first three months of 2009 increased to $32.7 million or $28.49 per barrel from $5.4 million or $17.45 per barrel for the same quarter in 2008 due to higher production levels and amortization of $24.6 million in the quarter related to the fair value of property, plant and equipment recorded on the acquisition of Solana Resources.  DD&A for the six months ended June 30, 2009 was $60.2 million or $28.88 per barrel, including $45.5 million related to Solana Resources property, plant and equipment, compared with $8.5 million or $14.90 per barrel for the same period in 2008.

General and administrative expenses (G&A) increased by 51% to $7.0 million for the quarter ended June 30, 2009 compared with $4.6 million for the same period in 2008.  However, on a per barrel basis, general and administrative costs in the second quarter of 2009 decreased by 59% to $6.12 per barrel compared with $15.00 per barrel in the second quarter of 2008.  G&A expenses for the six months ended June 30, 2009 were $12.2 million or $5.83 per barrel compared with $8.8 million or $15.44 per barrel for the same period in 2008.  The decrease in G&A expenses on a per barrel basis for the periods ending June 30, 2009 are the result of higher production offsetting the increase in employee related costs as a result of expanded operations in Colombia.

Included in the second quarter 2009 results is a $33.7 million foreign exchange loss of which $31.0 million is due to a non-cash unrealized foreign exchange loss related to translation of the deferred tax liability recorded on the acquisition of Solana Resources.  For the six months ended June 30, 2009, the company recorded a non-cash $12.7 million foreign exchange loss due to the translation of the same deferred tax liability.  A strengthening in the Colombian peso against the U.S. dollar results in foreign exchange losses, estimated at $70,000 for each one peso decrease in the exchange rate of the Colombian peso to one U.S. dollar.

The net loss for the second quarter of 2009 was $28.2 million compared with a net income of $8.5 million for the same period in 2008.  On a per share basis, the net loss was $0.12 per share basic and diluted, compared with a net income of $0.08 per share basic and $0.07 per share diluted in the second quarter of 2008.  For the six months ended June 30, 2009 the net loss was $14.1 million compared with net income of $13.2 million for the same period in 2008.  The net loss for the first half of 2009 was $0.06 per share basic and diluted compared to net income of $0.13 per share basic and $0.11 per share diluted for the first half of 2008.

Balance Sheet Highlights:

The company reported cash and equivalents of $146.5 million at June 30, 2009 as compared with $176.8 million at December 31, 2008. Working capital increased to $152.3 million at June 30, 2009, compared with $132.8 million at December 31, 2008. Shareholders’ equity decreased to $781.7 million at June 30, 2009 from $791.9 million at December 31, 2008, and the company had no outstanding long-term debt as of June 30, 2009.

Production Highlights:

Average daily consolidated light and medium crude oil production for the three months ended June 30, 2009 increased 271% to a record 12,611 BOPD NAR compared with 3,399 BOPD NAR for the same period of 2008.

Average daily Colombian production of light and medium crude oil for the three months ended June 30, 2009 increased 309% to a record 11,632 BOPD NAR compared with 2,842 BOPD NAR for the same period in 2008.

Average daily Argentine production of light and medium crude oil for the quarter ended June 30, 2009 increased 76% to a record 979 BOPD NAR compared with 557 BOPD NAR for the same quarter in 2008.

While production increased on a year-over-year basis, production was negatively impacted by the 14 day disruption of Ecopetrol’s Trans Andean pipeline in Southern Colombia between June 7 and June 20, 2009. During this period, production averaged approximately 2,963 BOPD NAR.  As a result of this disruption, production was reduced by approximately 3,400 BOPD NAR (or 309,400 barrels of oil) for the second quarter.

 2009 Capital Plan Update:

Gran Tierra Energy’s planned capital program for 2009 has decreased by $9 million to $151 million for exploration and production development operations in Colombia, Peru, and Argentina for 2009. This decrease is mainly due to activity deferred to 2010. Approximately $141 million is allocated to Colombia, with $115 million for development drilling and associated facilities construction and approximately $26 million for exploration drilling and new seismic data acquisition.  Approximately $5 million is allocated to Peru for seismic operations and approximately $5 million is allocated to Argentina for production maintenance operations.

Colombia Operations Update

Putumayo Basin

Gran Tierra Energy is one of the largest exploration landholders in the Putumayo Basin of Southern Colombia, with production from three contract areas, in addition to five other exploration blocks.   The total Putumayo acreage encompasses 494,758 gross acres, or 384,329 net acres. Gran Tierra Energy is the operator of all of its Putumayo licenses.

New Exploration Licenses Granted

Gran Tierra Energy successfully negotiated three new exploration and exploitation licenses during the quarter for three blocks totaling 235,264 acres.  Two of these blocks are on the same geological trend with the Costayaco Field discovery.  The Piedemonte Norte Block, encompasses 78,742 acres, and lies southwest of the Chaza Block where the Costayaco field is located.  The Piedemonte Sur Block, which encompasses approximately 73,898 acres, is located immediately west of the Orito Field, the largest oil field in the Putumayo Basin.  Further south, the Rumiyaco Block, encompasses 82,624 acres in the central Putumayo Basin.  Gran Tierra Energy has a 100% working interest and is the operator of these blocks.  These new blocks will be the focus of exploration drilling efforts by Gran Tierra Energy in 2010.

Chaza Block (100% working interest, 80,242 gross acres)

Gran Tierra Energy successfully completed the drilling and logging of Costayaco–8 towards the end of the quarter, revealing that both the Upper T Sandstone of the Villeta formation and the Caballos formation were within the field’s oil column.  Subsequent to the quarter, the well underwent further testing.  The Caballos interval produced oil at an average rate of 2,640 BOPD with no water for 11 hours using a jet pump.  The Upper T Sandstone interval produced oil at an average rate of 2,211 BOPD with no water for 7 hours when tested with a jet pump.    This well is currently being tied into existing infrastructure.  Costayaco-9 spudded July 17, 2009 and Costayaco-10 is scheduled to follow this year.

New infrastructure construction is planned to continue, including support facilities, crude gathering lines, water lines, two pumping stations, and storage batteries. The company will continue evaluating the optimum production plateau for the field taking into consideration reserves, reservoir performance, good operating practice, and net present value of the project.  Current plans for the Costayaco field contemplate reaching a plateau of 19,000 BOPD gross in the fourth quarter of 2009, and maintaining that plateau for approximately four years.

The 2D seismic program planned for the Chaza block has been completed.  There continues to be one exploration well budgeted for 2009 in the Chaza Block. The Rio Mocoa-1 prospect is scheduled to be drilled to the west of the Costayaco field in the fourth quarter of 2009.  Drilling of a second prospect, Moqueta, is planned for early 2010.

Guayuyaco Block (70% working interest, 52,366 gross acres)

The Guayuyaco Block contains both the Guayuyaco and Juanambu producing oil fields. At this time, no further exploration activity is budgeted for this block in 2009.

Azar Block (40% working interest, 51,639 gross acres)

The two seismic programs planned for the Azar Block, a 40 kilometer 2D program and a 50 square kilometer 3D program, have been initiated.

Mecaya Block (15% working interest, 74,128 gross acres)

In the third quarter of 2009 a work-over test of Mecaya-1 is planned. The exploration well (Mecaya-2) that was planned for the third quarter of 2009 has been deferred to 2010.

Santana Block (35% working interest, 1,119 gross acres)

No exploration activities are planned for the Santana block during 2009.

Llanos Basin

In April 2009, Gran Tierra Energy closed the sale of the company’s interests in the Guachiria Norte, Guachiria, and Guachiria Sur blocks in Colombia. Principal terms included consideration of $7.0 million comprising an initial cash payment of $4.0 million at closing, followed by 15 monthly installments of $200,000 each which began on June 1, 2009 and extending through August 3, 2010. Gran Tierra Energy recorded net proceeds of $6.3 million after settlement of outstanding obligations. Gran Tierra Energy retained a 10% overriding royalty interest on the Guachiria Sur block, which, in the event of a discovery, is designed to reimburse 200% of our costs for previously acquired seismic data.  Gran Tierra Energy has an interest in two other blocks in the Llanos Basin; one of which it operates, encompassing 180,471 gross acres, or 142,503 net acres.

San Pablo Block (100% working interest, 104,534 gross acres)

The 50 square kilometer 3D seismic program, which replaced the commitment to drill one obligation exploration well, has been initiated to further define the prospectivity of the identified leads prior to drilling.

Garibay Block (50% non-operated working interest, 75,936 gross acres)

The 110 square kilometer 3D seismic program to further define the exploration potential of the area has been completed.

Magdalena Basin

Gran Tierra Energy is the operator of three blocks in the Magdalena Basin encompassing 201,293 gross acres, or 58,396 net acres; two in the Middle Magdalena Basin (Rio Magdalena and Talora Blocks) and one in the Lower Magdalena (Magangue Block).

Rio Magdalena Block (40% working interest, 72,312 gross acres)

The 75 square kilometer 3D seismic program over the new Popa gas-condensate discovery and an adjacent exploration prospect has been completed along with the long-term production test of the Popa-2 gas-condensate discovery.

While this block previously encompassed 144,670 gross acres, Gran Tierra Energy was required to relinquish 50% of its area during the first quarter of 2009 as part of the end of the fifth phase of exploration on this block.

Talora Block (20% working interest, 108,334 gross acres)

Approval has been sought from the National Hydrocarbon Agency of Colombia for Gran Tierra Energy to assign its interest to PetroSouth Energy.  No additional work is budgeted for this block.

Magangue Block (37.8% working interest, 20,647 gross acres)

A new compressor has been installed at the Guepaje gas field, which is forecast to produce an average of 2.7 MMCF/D gross, 0.8 MMCF/D NAR, during 2009. Production is currently shut in while liquid metering is being installed.  No exploration activities are planned for the Magangue block during 2009.

Catatumbo Basin

The Catatumbo Basin is an extension of the Maracaibo basin in Venezuela.  Gran Tierra Energy is the operator of one block encompassing 393,150 gross acres, or 294,351 net acres.

Catguas Block Area A (50% working interest, 113,792 acres gross)

No work is scheduled in Catguas Area A in 2009.

Catguas Block Area B (85% working interest, 279,358 acres gross):

The well re-entry and two exploration well commitments scheduled for the second half of 2009 have been deferred until 2010.

Peru Operations Update:

Blocks 122 and 128 (100% working interest and operator)

The expanded environmental impact assessments for Blocks 122 and 128 have been submitted to the Peruvian government for review and approval.  Consultations with communities in the region have begun.

These assessments are in preparation for a 500 kilometer 2D seismic survey expected to be acquired in the first quarter of 2010 over 16 principal leads amongst the 24 leads identified on the two blocks. Stratigraphic test drilling on up to four prospects is expected to take place in 2010 also. In addition, the pre-feasibility engineering field development study has been completed.

Argentina Operations Update:

Gran Tierra Energy is the largest exploration landholder in the Noroeste Basin of northern Argentina. The company has a working interest in eight blocks of land, seven operated by Gran Tierra Energy, encompassing approximately 1.6 million gross acres, or 1.3 million net acres. The company drilled one exploration well in 2008, Proa-1, resulting in the discovery of the Proa oil field. The work program for 2009 consists of conducting nine workovers of existing producing wells, and facilities upgrades.  A 162 square kilometer 3D seismic acquisition in the Chivil and Surubi Blocks to define additional structural and stratigraphic traps on the Proa oil field discovery trend is currently being deferred. Additional exploration drilling is contemplated in 2010 once the 3D seismic program is acquired. Production is expected to be maintained at approximately 1,000 BOPD NAR in 2009.

Conference Call Information:
Gran Tierra Energy Inc. will host its second quarter 2009 results conference call on Monday, August 10th at 10:00 a.m. Eastern Daylight Time (EDT). Prior to the conference call, Gran Tierra Energy will release its financial results at 7:00 a.m. EDT.

President and CEO Dana Coffield, CFO Martin Eden, and COO Shane O’Leary will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

To pre-register for this conference call, please visit:

https://www.theconferencingservice.com/prereg/key.process?key=PAFK7EB3M

Interested parties may access the conference call by dialing 1-888-713-4199 (domestic) or 617-213-4861 (international), pass code 85503441. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on August 17, 2009.  To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) pass code 41557388.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex Exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia and Peru. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (866) 973-4873.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements:
The statements in this news release regarding Gran Tierra Energy’s belief that the company has successfully positioned itself to generate cash as necessary, the company’s capital expenditure program for the next twelve months will be funded from cash flow and cash on hand, together with all other statements regarding expected or planned development, testing, drilling or exploration, or that otherwise reflect expected future results or events, are forward looking statements or financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. These statements are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy’s operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact its testing and drilling operations and the production, transport or sale of its products; geographic, political and weather conditions can impact testing and drilling operations and the production, transport or sale of its products; and the risk that the current global economic and credit crisis may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration activities. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed May 7, 2009. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

Contact Information
For media and investor inquiries please contact Thomas McMillan, Equicom Group, 866-973-4873, 403-536-5903, info@grantierra.com.

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

REVENUE AND OTHER INCOME
Oil and natural gas sales	$58,284	$33,042	$91,435	$53,791
Interest	227	102	641	172
	58,511	33,144	92,076	53,963
EXPENSES
Operating	8,878	3,726	15,964	6,253
Depletion, depreciation and accretion	32,691	5,400	60,220	8,464
General and administrative	7,025	4,641	12,150	8,774
Derivative financial instruments loss	284	6,278	284	7,462
Foreign exchange (gain) loss	33,708	(397)	13,486	(383)
	82,586	19,648	102,104	30,570

INCOME (LOSS) BEFORE INCOME TAXES	(24,075)	13,496	(10,028)	23,393
Income tax expense	(4,125)	(4,970)	(4,040)	(10,191)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(28,200)	8,526	(14,068)	13,202
RETAINED EARNINGS (ACCUMULATED DEFICIT), BEGINNING OF PERIOD	21,116	(11,835)	6,984	(16,511)
ACCUMULATED DEFICIT, END OF PERIOD	$(7,084)	$(3,309)	$(7,084)	$(3,309)

NET INCOME (LOSS) PER SHARE — BASIC	$(0.12)	$0.08	$(0.06)	$0.13
NET INCOME (LOSS) PER SHARE — DILUTED	$(0.12)	$0.07	$(0.06)	$0.11
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	241,426,744	105,123,188	239,962,497	101,054,083
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	241,426,744	123,979,074	239,962,497	119,136,907

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars)

	June 30,	December 31,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$146,534	$176,754
Restricted cash	1,664	-
Accounts receivable	52,766	7,905
Inventory	2,275	999
Taxes receivable	2,278	5,789
Prepaids	1,619	1,103
Derivative financial instruments	-	233
Deferred tax assets	1,218	2,262

Total Current Assets	208,354	195,045

Oil and Gas Properties (using the full cost method of accounting)
Proved	382,577	380,855
Unproved	358,937	384,195

Total Oil and Gas Properties	741,514	765,050

Other Capital Assets	3,309	2,502

Total Property, Plant and Equipment	744,823	767,552

Other Long Term Assets
Deferred tax assets	4,100	10,131
Other long-term assets	975	1,315
Goodwill	98,210	98,582

Total Other Long Term Assets	103,285	110,028

Total Assets	$1,056,462	$1,072,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$22,690	$21,134
Accrued liabilities	17,350	12,841
Derivative financial instruments	138	-
Taxes payable	15,603	28,163
Deferred tax liability	-	100
Asset retirement obligation	280	-

Total Current Liabilities	56,061	62,238

Deferred tax liability	213,867	213,093
Deferred remittance tax	1,124	1,117
Asset retirement obligation	3,740	4,251

Total Long Term Liabilities	218,731	218,461

Commitments and Contingencies
Shareholders’ Equity
Common shares	230	226
(209,011,873 and 190,248,384 common shares and 32,449,365 and 48,238,269 exchangeable shares, par value $0.001 per share, issued and outstanding as at June 30, 2009 and December 31, 2008, respectively)

Additional paid in capital	759,648	753,236
Warrants	28,876	31,480
Retained earnings (accumulated deficit)	(7,084)	6,984

Total Shareholders’ Equity	781,670	791,926

Total Liabilities and Shareholders’ Equity	$1,056,462	$1,072,625

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Six Months Ended June 30,
	2009	2008

Operating Activities
Net income (loss)	$(14,068)	$13,202
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depletion, depreciation and accretion	60,220	8,464
Deferred taxes	(4,953)	(866)
Stock based compensation	2,285	847
Unrealized loss on financial instruments	371	5,770
Unrealized foreign exchange loss	12,709	-
Settlement of asset retirement obligations	(52)	-
Net changes in non-cash working capital
Accounts receivable	(43,142)	(28,462)
Inventory	(225)	159
Prepaids	(516)	(44)
Accounts payable and accrued liabilities	1,505	3,888
Taxes receivable and payable	(9,049)	9,464

Net cash provided by operating activities	5,085	12,422

Investing Activities
Oil and gas property and other capital asset expenditures	(39,268)	(11,712)
Proceeds from disposition of oil and gas property	4,200	-
Long term assets and liabilities	340	(52)

Net cash used in investing activities	(34,728)	(11,764)

Financing Activities
Restricted cash	(1,664)	-
Proceeds from issuance of common stock	1,087	16,456

Net cash provided by (used in) financing activities	(577)	16,456

Net (decrease) increase in cash and cash equivalents	(30,220)	17,114
Cash and cash equivalents, beginning of period	176,754	18,189

Cash and cash equivalents, end of period	$146,534	$35,303

Cash	$37,532	$17,506
Term deposits	109,002	17,797
Cash and cash equivalents, end of period	$146,534	$35,303

Supplemental cash flow disclosures:
Cash paid for taxes	$16,680	$2,179
Non-cash investing activities:
Non-cash working capital related to capital additions	$15,656	$14,037